Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Arcelor S.A.:

We consent to the incorporation by reference into this Registration Statement of our report dated April 16, 2007, with respect to the consolidated balance sheet of Arcelor S.A. and subsidiaries (“the Group”) as of December 31, 2006, and the related consolidated income statement, statement of cash flows, and statement of changes in shareholders’ equity for the five months ended December 31, 2006, prepared in conformity with International Financial Reporting Standards (“IFRS”) as adopted by the European Union, which report appears in the December 31, 2006 annual report on Form 20-F/A of Mittal Steel Company N.V., and to the reference to our firm under the heading “Experts” in the Registration Statement.

Our qualified report dated April 16, 2007 contains an explanatory paragraph that states the following:

IAS 34 requires that interim financial statements be represented with comparative financial information. These consolidated interim financial statements have been prepared solely for the purposes of consolidating the Group into the consolidated financial statements of Mittal Steel Company N.V. as of and for the year ended December 31, 2006. Accordingly, no comparative financial information is presented.

Our report dated April 16, 2007 also contains the following explanatory paragraph:

The consolidated financial statements are based on the historical values of Arcelor S.A.’s assets and liabilities prior to its acquisition by Mittal Steel Company N.V and, accordingly, do not include the purchase price adjustments to such amounts reflected in the consolidated financial statements of Mittal Steel Company N.V. as a result of such acquisition.

/s/ KPMG Audit S.à r.l.

City of Luxembourg

Luxembourg

November 13, 2007